Exhibit 21.1

Antares Pharma, Inc.
Subsidiaries of the Registrant

State or Other Jurisdiction
Name	of Formation

Antares Pharma AG	Switzerland
Antares Pharma IPL AG	Switzerland
Permatec NV	Netherlands, Antilles
Antares Pharma UK Limited	United Kingdom